            Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

November 1, 2022

Brixmor Property Group Inc.
Brixmor Operating Partnership LP
450 Lexington Avenue
New York, New York 10017

Ladies and Gentlemen:

We are acting as counsel to Brixmor Property Group Inc., a Maryland corporation (the “Company”), and Brixmor Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), in connection with the issuance and sale from time to time of up to $400,000,000 aggregate gross sales price of shares (the “Offered Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by the Company pursuant to the terms of the Equity Distribution Agreements, each dated as of November 1, 2022 (the “Equity Distribution Agreements”), by and among the Company, the Operating Partnership and each of the persons named on Schedule 1 attached hereto, which, among other things, contemplate that the Company may from time to time enter into one or more letter agreements with each of the persons named on Schedule 2 attached hereto, the form of which is attached as Exhibit G of the Equity Distribution Agreements (the “Forward Contracts” and, together with the Equity Distribution Agreements, the “Agreements”). Pursuant to the Forward Contracts, the Company may issue additional shares of Common Stock (the “Forward Settlement Shares” and, together with the Offered Shares, the “Shares”), in settlement of the transactions contemplated by the Forward Contracts. The offering of the Shares by the Company is being made pursuant to a prospectus supplement dated November 1, 2022 (the “Prospectus Supplement”) and the accompanying base prospectus dated November 1, 2022 (together, with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-[]) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Incorporation. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia.  “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante  Amsterdam  Baltimore  Beijing  Birmingham  Boston  Brussels  Colorado Springs  Denver  Dubai  Dusseldorf  Frankfurt  Hamburg  Hanoi  Ho Chi Minh City  Hong Kong  Houston  Johannesburg  London  Los Angeles  Luxembourg  Madrid  Mexico City  Miami  Milan  Minneapolis  Monterrey  Munich  New York  Northern Virginia  Paris  Perth  Philadelphia  Rome  San Francisco  São Paulo  Shanghai  Silicon Valley  Singapore  Sydney  Tokyo  Warsaw  Washington, D.C.   Associated Offices:  Budapest  Jakarta  Riyadh  Shanghai FTZ  Ulaanbaatar.   Business Service Centers:  Johannesburg  Louisville.   Legal Services Center:  Berlin.  For more information see www.hoganlovells.com

Brixmor Property Group Inc. Brixmor Operating Partnership LP	- 2 -	November 1, 2022

This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company and the Operating Partnership of the Equity Distribution Agreements, (ii) execution and delivery by the Company of each Forward Contract relating to any forward purchase pursuant to the Equity Distribution Agreements in the form attached as Exhibit G to the Equity Distribution Agreements, together with the relevant supplemental confirmation thereto (the “Supplemental Confirmation”), (iii) authorization by the Company’s Board of Directors, or authorization by a duly authorized pricing committee thereof, within the limitations established by resolutions duly adopted by the Company’s Board of Directors and duly authorized pricing committee thereof and in each case made available to us, of the terms pursuant to which the Shares may be sold pursuant to the Agreements, (iv) authorization by a duly authorized executive officer, designated by the pricing committee to approve instruction notices under the Agreements, of the terms of the applicable instruction notice and Supplemental Confirmation (if any) executed in a manner consistent with the foregoing and pursuant to which the Shares may be sold pursuant to the Agreements, (v) issuance of the Shares pursuant to the terms established by the Board of Directors and the pricing committee thereof and the terms of the applicable instruction notice and Supplemental Confirmation (if any), and (vi) receipt by the Company of the proceeds for the Shares sold pursuant to such terms and such applicable instruction notice and Supplemental Confirmation (if any), the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Quarterly Report on Form 10-Q for the period ended September 30, 2022, relating to, among other things, the offer and sale of the Shares, which Form 10-Q will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above described Form 10-Q and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

                        Very truly yours,

                        /s/ Hogan Lovells US LLP

                        HOGAN LOVELLS US LLP

SCHEDULE 1
1.BMO Capital Markets Corp.
2.BNY Mellon Capital Markets, LLC
3.BofA Securities, Inc.
4.BTIG, LLC
5.Citigroup Global Markets Inc.
6.Jefferies LLC
7.J.P. Morgan Securities LLC
8.Mizuho Securities USA LLC
9.RBC Capital Markets, LLC
10.Regions Securities LLC
11.Samuel A. Ramirez & Company, Inc.
12.Scotia Capital (USA) Inc.
13.TD Securities (USA) LLC
14.Truist Securities, Inc.
15.Wells Fargo Securities, LLC

SCHEDULE 2
1.Bank of Montreal
2.The Bank of New York Mellon
3.Bank of America, N.A.
4.Citibank N.A.
5.Jefferies LLC
6.JPMorgan Chase Bank, National Association
7.Mizuho Markets Americas LLC
8.Royal Bank of Canada
9.Regions Securities LLC
10.The Bank of Nova Scotia
11.The Toronto-Dominion Bank
12.Truist Bank
13.Wells Fargo Bank, National Association